Exhibit 99.1

Solo Brands Announces Leadership Additions

•	Appoints Laura Coffey to Chief Financial Officer

•	Appoints Michael McGoohan to Newly Created Chief Growth Officer and EVP

Grapevine, Texas, February 5, 2024 — Solo Brands, Inc. (NYSE: DTC) (“Solo Brands” or the “Company”) an omni-channel platform of beloved brands Solo Stove, Chubbies, Oru Kayak, ISLE, and Icy Breeze, today announced two leadership appointments: Laura Coffey as Chief Financial Officer and Michael McGoohan to the newly created position of Chief Growth Officer and Executive Vice President, effective immediately. Ms. Coffey will lead the Company’s financial operations and Mr. McGoohan will lead the Company’s commercial operations and strategic growth initiatives. Both executives will report to Christopher Metz, President and Chief Executive Officer of Solo Brands.

“We are thrilled to have Laura and Michael join the Solo Brands team. Laura brings a wealth of financial experience as well as in-depth operational expertise to our organization. Mike’s extensive experience building brands and driving profitable growth in both wholesale and retail companies makes him a great fit for Solo Brands,” said Mr. Metz. “We believe that Laura and Mike will be instrumental in unlocking the value of our brands and executing the next chapter of our growth.”

“I am excited to join Solo Brands and lead the finance organization,” said Ms. Coffey. “Solo’s strong brands have tremendous growth opportunities ahead of them and I look forward to working with the team to realize the Company’s full potential.”

Ms. Coffey brings over 25 years of retail experience to Solo Brands. Most recently she served as Executive Vice President and Chief Financial Officer for The Vitamin Shoppe from 2020 to 2023. Ms. Coffey’s experience includes 23 years at Pier 1 Imports, where she served in a number of financial roles of increasing responsibility, including interim Chief Financial Officer. She also served as Executive Vice President of Planning & Allocations and Executive Vice President of E-Commerce and Business Development. Ms. Coffey began her career at KPMG. Mr. McGoohan has over 20 years of consumer business leadership experience across multiple industries. Most recently he served as Chief Marketing Officer for Central Garden & Pet since 2020 where he led the global growth agenda, including brand marketing, eCommerce, digital marketing, innovation, consumer insights, communications, and strategy. He also served as Chief Marketing Officer at Performance Health where he spearheaded the brand transformation of Biofreeze. Mr. McGoohan spent four years at Mondelez International in various roles of increasing responsibility, including serving as Vice President Global Head of Strategy, Insights & Analytics. He also worked as a consultant and project leader for the Boston Consulting Group specializing in Consumer Goods, Marketing and Strategy.

“I am grateful for the opportunity to join Solo Brands at such an important time in its growth,” said Mr. McGoohan. “There is so much potential in the Company’s brand portfolio and I look forward to working with the team to drive consistent and profitable top and bottom-line growth.”

Mr. Metz further noted, “I would like to thank Andrea Tarbox for serving as the interim CFO during our time of transition. We are happy to be able to retain her as a resource in addition to her resuming her role on our Board as the Audit Committee Chair and a member of our Nominating and Corporate Governance Committee.”

About Solo Brands, Inc.

Solo Brands, headquartered in Grapevine, TX, develops and produces ingenious lifestyle products that help customers create lasting memories. Through an omni-channel distribution model that leverages e-commerce, strategic wholesale relationships and physical retail stores, Solo Brands offers innovative products to consumers through five brands – Solo Stove, known for its firepits, stoves, and accessories, Chubbies, a premium casual apparel and activewear brand, Oru Kayak, innovator of origami folding kayaks, ISLE, maker of inflatable and hard paddle boards and accessories, and Icy Breeze, manufacturer of portable air-conditioning cooler units.

Contact

Bruce Williams

Investors@solobrands.com

332-242-4303